Exhibit 99.1

CITIZENS SOUTH BANKING CORPORATION ANNOUNCES BALANCE SHEET CORRECTION TO JULY 17TH PRESS RELEASE - EARNINGS ARE UNAFFECTED

    GASTONIA, N.C., July 19 /PRNewswire-FirstCall/ -- Citizens South Banking Corporation (Nasdaq: CSBC), the holding company for Citizens South Bank, today announced that it is correcting its earnings release dated July 17, 2006. Assets as of June 30, 2006, were $716.2 million, and not $718.2 million as previously reported.  Deposits were $536.3 million, and not $538.3 million as previously reported.  Earnings information remains unchanged.  Revised tables reflecting this information follow.

Citizens South Banking Corporation
Selected Financial Information
(dollars in thousands, except per share data)

	Quarter ended June 30, 2006	Quarter ended June 30, 2005	Six Months ended June 30, 2006	Six Months ended June 30, 2005

Reconciliation of GAAP to non-GAAP Measures:
Net income, as reported (GAAP)	$1,347	$901	$2,534	$1,803
Non-operating items:
(Gain)/ loss on sale of assets, net	(9)	5	48	(63)
Merger and integration related expense	0	0	57	0
Related income taxes (39%)	3	(2)	(41)	25
Net Operating Income	$1,341	$904	$2,598	$1,765
Per Share Data:
Average common shares outstanding, basic	8,049,042	6,969,151	8,053,954	7,026,493
Basic net income - GAAP	$0.17	$0.13	$0.31	$0.26
Basic net income - Operating	0.17	0.13	0.32	0.25
Average common shares outstanding, diluted	8,123,232	7,029,230	8,131,987	7,115,649
Diluted net income - GAAP	$0.17	$0.13	$0.31	$0.25
Diluted net income - Operating	0.17	0.13	0.32	0.25
Cash dividends declared	$0.075	$0.07	$0.15	$0.14
Period-end book value	10.24	9.76	10.24	9.76
Financial Ratios (annualized):
Return on average stockholders’ equity - GAAP	6.37%	5.16%	6.05%	5.12%
Return on average stockholders’ equity - Operating	6.34	5.18	6.19	5.01
Return on average assets - GAAP	0.76%	0.71%	0.72%	0.71%
Return on average assets - Operating	0.76	0.71	0.74	0.70
Efficiency ratio - GAAP	65.04%	70.57%	67.40%	70.02%
Efficiency ratio - Operating	65.13	70.44	66.73	70.25
Net interest margin	3.41%	3.23%	3.41%	3.26%
Average equity to average assets	11.90	13.68	11.97	13.92
Asset Quality Data:
Allowance for loan losses	$5,414	$3,271	$5,414	$3,271
Nonperforming loans	1,974	1,413	1,974	1,413
Nonperforming assets	2,653	1,745	2,653	1,745
Net charge-offs (recoveries)	127	33	253	33
Allowance for loan losses to total loans	1.06%	0.99%	1.06%	0.99%
Nonperforming loans to total loans	0.39	0.43	0.39	0.43
Nonperforming assets to total assets	0.37	0.34	0.37	0.34
Average Balances:
Total assets	$710,298	$511,701	$706,397	$509,834
Loans receivable, net of unearned income	487,137	329,259	480,045	326,033
Interest-earning assets	613,899	454,617	610,500	450,809
Total deposits	528,050	371,967	523,381	370,855
Interest-bearing deposits	495,004	351,332	490,332	351,726
Interest-bearing liabilities	583,864	412,648	579,606	410,067
Stockholders’ equity	84,613	69,996	84,564	70,965
At Period End:
Total assets	$716,160	$514,894	$716,160	$514,894
Loans receivable, net	504,499	327,927	504,499	327,927
Interest-earning assets	626,109	455,644	626,109	455,644
Total deposits	536,265	372,385	536,265	372,385
Interest-bearing liabilities	588,234	417,636	588,234	417,636
Stockholders’ equity	84,530	70,877	84,530	70,877

SOURCE  Citizens South Banking Corporation
          -0-                                                  07/19/2006
          /CONTACT:  Gary F. Hoskins, CFO of Citizens South Banking Corporation,
+1-704-884-2263, or gary.hoskins@citizenssouth.com /
          /Web site:  http://www.citizenssouth.com/